Exhibit 15.2

SPECIAL RESOLUTION OF ALLIED IRISH BANKS, p.l.c.

At the Annual General Meeting of Allied Irish Banks, p.l.c., held on 28 April 2010, the following Resolutions was passed as a Special Resolutions:

1.	That, in accordance with the Shareholders’ Rights (Directive 2007/36/EC) Regulations 2009, a general meeting of the Company, other than an annual general meeting or a general meeting for the passing of a special resolution, may be called on 14 days’ notice.

2.

“That for the purposes of Section 209 of the Companies Act 1990 (“the 1990 Act”), the price range within which any treasury shares for the time being held by the Company may be re-issued off-market shall be determined in accordance with Article 53 of the Articles of Association. The authority hereby conferred shall be effective from 29th April 2010 and shall expire at the close of business on the earlier of the date of the next Annual General Meeting, or 28th October 2011, unless previously varied or renewed in accordance with the provisions of Section 209 of the 1990 Act.”

Mr. Dan O’Connor

(Chairman of the meeting)

Bankcentre,

Ballsbridge,

Dublin 4.